UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to section 13 or 15 (d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported)   February 14, 2006
THE ST. JOE COMPANY
                      (Exact Name of Registrant as Specified in Its Charter)

Florida	1-10466	59-0432511

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

245 Riverside Avenue, Suite 500 Jacksonville, FL	32202

(Address of Principal Executive Offices)	(Zip Code)
(904) 301-4200
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-(c))

ITEM 1.02.   Termination of a Material Definitive Agreement
The disclosure under Item 5.02 of this report is incorporated herein by reference.
ITEM 5.02.   Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
On February 14, 2006, the Board of Directors approved a management succession plan for the Company in which Kevin M. Twomey, President and Chief Operating Officer, will be retiring later this year. Mr. Twomey will remain as President and Chief Operating Officer until the Company’s 2006 Annual Meeting of Shareholders in May and then will provide consulting services to the Company until he retires on December 28, 2006. Attached as Exhibit 99.1 is the Company’s press release announcing these succession planning measures.
Pursuant to the terms of his existing Employment Agreement, Mr. Twomey will continue to receive the following benefits through August 18, 2008: (1) base salary of $625,000; (2) annual bonus payments of $562,500 (which bonus payment would be pro-rated for 2008); and (3) a car allowance of $1,200 per month. Until December 28, 2006, Mr. Twomey will continue to receive his current salary, bonus, car allowance and certain other benefits provided under the Company’s benefit plans, including participation in the Company’s Supplemental Retirement Plan, health and disability insurance, life insurance and an allowance for financial planning services. His total cash compensation and benefits for 2006 will be approximately $1,440,650. The total cash compensation and benefits payable to Mr. Twomey pursuant to his Employment Agreement for the period after his retirement date is summarized as follows:

	Amounts by Year
Cash Benefits(1)	2007	2008(2)	Total
Salary	$625,000	$400,000	$1,025,000
Bonus	562,500	356,250	918,750
Car Allowance	14,400	9,600	24,000

Total			$1,967,750

(1)	Cash benefits will be payable in accordance with the Company’s normal payroll practices.

(2)	Amounts shown have been pro-rated through August 18, 2008.
Any of Mr. Twomey’s unvested shares of restricted Company common stock and unvested stock options will vest as of his retirement date. As of December 28, 2006, Mr. Twomey will have 162,106 unvested shares of restricted stock. Another 81,054 shares of restricted stock and 37,500 stock options are scheduled to vest on August 19, 2006. As a result, the approximate pre-tax economic benefit to Mr. Twomey in connection with the accelerated vesting of his 162,106 shares of restricted stock would be $9,689,076, assuming for purposes of illustration a per share price of $59.77 (which was the closing price of the Company’s common stock on the NYSE on

February 14, 2006). The actual amount will be based on the closing price of the Company’s common stock on December 28, 2006.
The Company believes that the benefits payable or accruing to Mr. Twomey in connection with his retirement will have a minimal effect on the Company’s net income.
ITEM 9.01.     Financial Statements and Exhibits
(c) Exhibits

10.1	Employment Agreement between the Company and Kevin M. Twomey dated August 19, 2003 (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2003)

99.1	Press Release dated February 14, 2006

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE ST. JOE COMPANY
Dated: February 14, 2006	By:	/s/ Christine M. Marx
Christine M. Marx
General Counsel and Corporate Secretary